Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
BY
PRESSURE BIOSCIENCES, INC.

UP TO 5,500,000 SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
AT A PURCHASE PRICE OF $3.50 PER SHARE

The Offer and your right to withdraw your shares will expire at 10:00 a.m., Eastern Standard Time, on January 26, 2005 (the "Expiration Date"), unless the Offer is extended. Pressure BioSciences, may extend the offer period at any time.

December 27, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have enclosed the material listed below relating to the offer by Pressure BioSciences, Inc., a Massachusetts corporation formerly known as Boston Biomedica, Inc. (the "Company"), to purchase up to 5,500,000 shares of its common stock, par value $0.01 per share (the "Shares"), at a purchase price of $3.50 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All Shares acquired in the Offer will be acquired at the same Purchase Price. If more than 5,500,000 Shares are properly tendered and not properly withdrawn, the Company will first purchase all of the Shares held by stockholders holding less than 100 Shares and will then purchase the remaining Shares on a pro rata basis.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase and in the related Letter of Transmittal. Only Shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to stockholders holding less than 100 Shares, proration and conditional tender provisions described in the Offer, all of the Shares tendered may not be purchased. Shares not purchased in the Offer will be returned at the Company's expense promptly following the Expiration Date.

        As described in Section 1 of the Offer to Purchase, if more than 5,500,000 Shares have been properly tendered and not withdrawn prior to the Expiration Date, the Company will purchase tendered Shares on the basis set forth below:

        First, the Company will purchase all Shares tendered by any stockholder who owns, beneficially or of record, a total of fewer than 100 Shares (an "Odd Lot Holder") who:

  (1)
  tenders all Shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

  (2)
  completes the section entitled "Odd Lot Holder" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 9 in the Offer to Purchase, the Company will purchase all other Shares tendered on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, determined by dividing the number of all Shares tendered (other than by Odd Lot Holders given priority as described above) by the remaining number of Shares to be purchased in the Offer.

        Third, if necessary to permit the Company to purchase the Shares properly tendered and not properly withdrawn, Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions (other than fees to the Depositary as described in the Offer) will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. No stockholder will be required to pay transfer taxes on the transfer to the Company of Shares purchased pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase dated December 27, 2004;

  2.
  Letter of Transmittal for your use and for the information of your clients;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the stock certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

  4.
  Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., EASTERN STANDARD TIME, ON JANUARY 26, 2005, UNLESS THE OFFER IS EXTENDED.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

        To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal including any required signature guarantees and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        As described in Section 6, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a bank, broker, dealer, credit union, savings association, or other entity that is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "eligible institution"). Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

        Additional copies of the enclosed material may be obtained from the undersigned. Any questions you may have with respect to the terms of the Offer should be directed to the undersigned at (301) 208-8100.

        Any questions you may have with respect to the Letter of Transmittal or the procedures for tendering Shares should be directed to Computershare Trust Company, Inc., the Depositary, by mail at P.O. Box 1596, Denver, CO 80201-1596, or overnight delivery, 350 Indiana Street, Suite 800, Golden, CO 80401, or by telephone at (800) 962-4284, Ext. 4732.

Very truly yours,
Richard T. Schumacher President and Chief Executive Officer of Pressure BioSciences, Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of Pressure BioSciences or the Depositary, or any affiliate of any of them, or authorize you or any other person to make any statements or use any material on behalf of any of them with respect to the Offer, other than the material enclosed herewith and the statements specifically contained in such material.